Exhibit 10.13c

CONTRACT OF EMPLOYMENT

BETWEEN:

Manpower France Holding SAS, whose registered office is situated at 7-9, rue Jacques Bingen, 75017 Paris, with a capital of EUR 50.688.260, represented by Michael Lynch, acting in the capacity of President, registered at the Commercial and Companies Registry of Paris under the number 562 087 791, hereinafter referred to as the “Company”

PARTY OF THE FIRST PART

AND:

Mrs. Françoise Gri, of 25 rue des Vaussourds 92500 Rueil-Malmaison France, a French national, registered with the Social Security under the number 2 57 12 47 001 057,

hereinafter referred to as “Mrs. Gri”

PARTY OF THE SECOND PART

IT HAS BEEN AGREED AS FOLLOWS:

1.	ENGAGEMENT

Subject to the initial medical visit, the Company employs Mrs. Gri as from March 31, 2007 at the latest under the special terms and conditions set forth hereinafter.

Mrs. Gri hereby accepts this offer and formally declares that she is not bound to any other company and that she is free of any undertakings towards her former employer. She expressly confirms that she is not bound to any company or legal entity whatsoever by any clause, particularly a non-competition clause, which would prevent her from signing the present Contract.

Mrs. Gri undertakes to inform the Company immediately of any change in her personal situation, especially as regards her address and marital status.

2.	DUTIES

Mrs. Gri is engaged to perform the corporate office of President of Manpower France SAS as soon as such office is granted to her by decision of the sole shareholder.

As such, she will be responsible for the leadership of the region and will need to apply the strategies, values and vision of Manpower. She will report on the performance of her office to the CEO (Chief Executive Officer).

In consideration of the nature of her duties and her degree of responsibility in the Company, Mrs. Gri shall have the status of “Executive Manager”1.

3.	TRIAL PERIOD

This Contract will not be subject to any trial period.

4.	TERM OF THE CONTRACT AND NOTICE

This Contract has been concluded for an open term.

Either party may terminate the Contract, on condition that the rules governing termination laid down to this end by law are complied with, on either giving to the other a three-month notice. No notice period shall be due to Mrs Gri in the event of dismissal for serious or gross misconduct (“faute grave ou lourde”).

5.	REMUNERATION

In consideration of her services, Mrs. Gri will receive a basic gross annual salary of EUR 400,000 (four hundred thousand euro) payable in arrears in thirteen monthly installments.

6.	BONUSES

Mrs. Gri will be eligible to an incentive bonus for each complete calendar year of work. Exceptionally, she will be eligible to a prorated bonus since date of engagement for 2007.

In accordance with the applicable policy within Manpower at present, the annual bonus shall be determined on a “balanced scorecard” base. Although it could be modified in future, the current system provides that the amount of the bonus is based on a comparison of the performance with the targets fixed for Mrs. Gri at the beginning of each year. The “balanced scorecard” has two components: financial targets and KPIs.

Mrs Gri’s target bonus shall be 75% of her base remuneration with a total that may vary between 0 and 150% depending upon her achievements of the targets so determined.

7.	DURATION OF WORK

In her capacity of President of Manpower France SAS, Mrs. Gri shall have the status of Executive Manager and shall not be entitled to the benefits of the laws and regulations on the duration of work.

8.	BUSINESS TRIPS AND REIMBURSEMENT OF EXPENSES

Mrs. Gri may need to spend short or long periods away from her place of work in any part of France or abroad as part of her duties.

Mrs. Gri shall be entitled to reimbursement of any reasonable travel, accommodation and entertainment expenses incurred by her in carrying out her duties on production of the usual valid receipts.

[1]	This is a qualification relating to the laws on the duration of work and which implies that Mrs. Gri has a mission and does not count her working time.

9.	COMPANY CAR

In order that Mrs. Gri may carry out the said duties, the Company shall provide her with a company car. She may choose the car to lease in the category that will be mentioned to her; if she wishes for another car of a higher value, she will bear the difference in the cost.

This vehicle will be used for business purposes as well as private purposes and the Company shall meet all expenses relating to the professional use on production of the usual valid receipts, in accordance with the policy in force within the Manpower group. Provision of the car will constitute a benefit in kind both for tax and social-security purposes.

The insurance policy shall be taken out by the Company, which undertakes to pay the premiums.

If Ms Gri has children, they are allowed to drive the car provided that they have had a drivers licence for at least one year in which case they are also covered by the insurance policy.

The car shall be provided for the full term of the Contract.

Mrs. Gri shall report to the Company anything which happens to this vehicle without delay and, at the latest, within 48 hours, so that the latter may take all necessary steps.

Mrs. Gri undertakes to maintain the vehicle in perfect condition as regards its structure and bodywork. On termination of this Contract, Mrs. Gri undertakes to return the vehicle to the Company by immediately taking it to her place of work and to hand over the papers and keys in the same way.

Mrs. Gri shall be personally responsible and liable for any offences and fines for both parking or traffic violations which may be inflicted on her for use of this company car. She undertakes to pay within the prescribed time period all sums owed by her in this respect.

Mrs. Gri shall, in addition, immediately inform the company should her driving licence be temporarily or permanently suspended. She shall also inform the company immediately of any offences or fines of which she may not have yet received notification, in particular should the file be transferred to the Public Prosecutor (exceeding the speed limit in particular).

Mr. Gri undertakes, in the event of termination of this Contract of employment for whatever cause to pay at the due dates any fines or orders against her incurred by her in using the company car which may be claimed before or after termination of this Contract.

Failure to comply with the above rules may justify a permanent or temporary withdrawal of the company car.

10.	PLACE OF WORK

Mrs. Gri shall perform her duties at the registered office of the company Manpower France SAS currently situated in Paris.

11.	VACATION

In addition to the usual statutory holidays in France, Mrs. Gri shall be entitled each year (calculated from 1st March of one year to 28/29 February of the following year) to vacation totalling 2.5 working days per month worked plus two additional days per year (as to one day per each full half-year of effective work). The time of year when vacation may be taken and the duration of each absence from work on vacation shall be agreed between Mrs. Gri and her superior in the light of the needs of the business.

12.	OBLIGATIONS

During the performance of this Contract, Mrs. Gri undertakes to comply with the instructions that may be given to her by the Company and with the regulations regarding the internal functioning of the Company.

Mrs. Gri shall in particular comply scrupulously with the general policies applying within the Manpower group, a copy of which will be given to her on the day of. These documents are given to her by way of information only and do not form part of this Contract.

13.	EXCLUSIVITY OF SERVICES

Throughout the duration of this Contract, Mrs. Gri shall work exclusively for the Company and shall not take up any other professional occupation, notwithstanding that such occupation is not competitive with the Company’s business, without the latter’s express written authorisation.

Mrs. Gri shall not during the term of this Contract engage in any act that is directly or indirectly competitive with the Company’s business and to its detriment.

Should Mrs. Gri be granted permission to carry on other paid activities for another employer during the term hereof, she undertakes to comply with the legislation in force regarding the concomitant holding of more than one post and to provide the Company with full information in order to spare the latter undue charges, especially Social Security charges.

14.	PUBLICATIONS

Mrs. Gri undertakes not to publish any study based on the work carried out on behalf of the Company or its customers or setting out information, results, etc. obtained at the customers’, without prior agreement of the Company.

15.	CONFIDENTIALITY / DISCRETION

Mrs. Gri formally undertakes, both during and after the term of her employment without any limitation in time, whatever the reason for the termination, not to disclose to any person, individual or company, any confidential information or information which, if disclosed, could favour the interests of competitors of the Company and of which she may have had knowledge during her employment concerning the activity or financial situation of the Company, of any company belonging to the Group, or their customers. Mrs. Gris declares that she is bound by the highest professional confidentiality in this respect.

Mrs. Gri undertakes to maintain absolute discretion as regards all the information which she may obtain in carrying out her duties or by virtue of her presence in the Company.

Any failure to comply with this obligation during the performance of this Contract shall constitute a serious fault (“faute grave”) which may justify a dismissal.

16.	RESTITUTION AND USE OF THE COMPANY’S GOODS

The material, goods and data that the Company shall entrust to Mrs. Gri in connection with her duties and in particular the database, documents, correspondence, books, brochures, keys, credit cards, log books for vehicles, cheque books and other documents shall remain the property of the Company and must be returned to it on demand.

Mrs. Gri shall not use such materials, goods and data other than for professional reasons and undertakes not to copy or reproduce them for personal or any other use without the express authorisation of the Company.

Furthermore, Mrs. Gri expressly undertakes to return said material, goods and data entrusted to her as well as any copy or reproduction thereof in her possession on the same day that she actually ceases her duties for whatever reason without any need for the Company to have to request or demand the same.

17.	ADDITIONAL CLAUSE

A letter from the Company is attached hereto setting out in particular the conditions of payment of a severance pay in case of termination of this Contract, Mrs. Gri’s obligations in terms of enticement of employees, protection of customers and non-compete. All the provisions set out in the said attached letter, form part of this Contract, within the conditions, limits and time periods provided therein.

18.	APPLICABLE LAW – JURISDICTION

This Contract is subject to French law and to the jurisdiction of the French Courts.

Executed in duplicate in Milwaukee and Paris
On February 15, 2007

Manpower France Holding SAS	Mrs. Françoise Gris[2]

By Michael Lynch, President

[2]	Signature to be preceded by the words in the employee's handwriting "Lu et approuvé, bon pour accord." (Read and approved—agreed)